STOCK PURCHASE AGREEMENT

By and Among

ONEX PARTNERS LP
ONEX AMERICAN HOLDINGS II, LLC
ONEX U.S. PRINCIPALS LP
RES-CARE EXECUTIVE INVESTCO, LLC

and

those shareholders of Res-Care, Inc. whose names appear on Schedule 1.1 herein.

STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement is made as of this 10th day of March, 2004, by and among ONEX PARTNERS LP., a Delaware limited partnership, ONEX AMERICAN HOLDINGS II, LLC, a Delaware limited liability company, ONEX U.S. PRINCIPALS LP a Delaware limited partnership, and RES-CARE EXECUTIVE INVESTCO, LLC, a Delaware limited liability company (hereinafter referred to individually as the "Purchaser" and collectively as the "Purchasers"), and those persons whose names appear on Schedule 1.1 (being referred to herein collectively as the "Sellers" and individually as a "Seller").

PRELIMINARY STATEMENTS

          The Sellers are the record and beneficial owners of, in the aggregate, 3,700,000 shares of common stock ("Common Stock"), no par value (the "Shares"), of Res-Care, Inc., a Kentucky corporation ("Res-Care"); and

          Each Seller desires to sell to Purchaser and Purchaser desires to purchase from each of the Sellers, the number of Shares set forth opposite each Seller's name on Schedule 1.1 subject to the terms and conditions set forth herein; and

          Concurrently with and as a condition to the purchase of the Shares, Purchaser will acquire 48,095 shares of Series A convertible preferred stock of Res-Care pursuant to a Preferred Stock Purchase Agreement (the " Preferred Stock Purchase Agreement") entered into as of this date by and between Purchaser and Res-Care.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE OF SHARES

          Section 1.1     Purchase and Sale of Sellers Shares. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, Purchaser hereby agrees to purchase from each Seller, and each Seller hereby agrees to sell and deliver to Purchaser, at the Closing (as hereinafter defined in Section 1.3), the respective number of Shares set forth opposite the name of such Seller on Schedule 1.1 hereto, free and clear of any and all liens, claims, options, charges, encumbrances, rights or restrictions of any nature (herein "Claims").

          Section 1.2     Consideration. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants set forth herein, and in consideration of the sale and delivery of the Sellers' Shares, Purchaser shall pay each Seller, cash, in the net amount of $8.90 for each Share held by him, her or it, representing an aggregate payment set opposite the name of such Seller on Schedule 1.1. Such payment shall be made by wire transfer in immediately available funds to such accounts as the Sellers shall have specified by written notice to Purchaser not later than five (5) business days prior to the date of the Closing.

          Section 1.3     Closing. Subject to the provisions of Article VI, the sale and delivery and the purchase and acceptance of the Shares (the "Closing") shall take place at the offices of Frost Brown Todd LLC, 400 West Market Street, Suite 3200, Louisville, Kentucky, at 10:00 A.M., local time, upon the day on which all of the conditions to Closing set forth in Article VI have been satisfied or waived in accordance with the terms hereof, but in any event not later than August 31, 2004,or any other date agreed upon by the parties hereto (such date being herein called the "Closing Date").

          Section 1.4     Deliveries at Closing. At the Closing, each Seller shall deliver or cause to be delivered a certificate or certificates representing the number of Shares set forth opposite his name on Schedule 1.1 hereto, together with stock powers (or the equivalent) duly executed in blank and with all signatures guaranteed by a commercial bank or trust company having an office or correspondent in the United States, together with such other documents, including but not limited to any written authorization documents of the Seller, as may be required to transfer to the Purchaser good and marketable title to the Shares free and clear of any and all Claims, against payment of the relevant purchase price therefor as described in Section 1.2. All transfer, excise or similar taxes arising out of the delivery of the Shares to the Purchaser, if any, shall be paid by the Sellers.

          Section 1.5     Actions Subsequent to Closing. At the reasonable request of the Purchaser or the Sellers, as applicable, after the Closing and without further consideration, the Sellers or the Purchaser, as applicable, shall from time to time execute and deliver or cause to be executed and delivered such further instruments of transfer, assignments, consents or documents as may be reasonably necessary or appropriate to carry out the purposes hereof. Both Purchasers and Sellers acknowledge that Sellers shall have 30 days from the date of this Agreement to deliver to Purchasers Schedule 2.2 referred to herein.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          Section 2.1     Making of Representations and Warranties. As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers hereby makes to Purchaser the representations and warranties contained in this Article II severally on his own behalf and not jointly or on behalf of any other Seller.

          Section 2.2     Ownership of Capital Stock. Each of the Sellers owns beneficially and of record the number of shares of Common Stock set forth opposite such Seller's name in Schedule 1.1 attached hereto, free and clear of any and all Claims except as specifically set forth in Schedule 2.2 hereto. Each Seller shall use such Seller's best efforts to collect the certificates for the number of Shares to be sold by such Seller to Purchaser hereunder and prepare them for delivery to a custodian, if appropriate, endorsed in blank or with blank stock powers duly executed with a signature appropriately guaranteed. Each Seller has granted an irrevocable power of attorney substantially in the form attached hereto as Exhibit A ("Power of Attorney") to the person named therein, on behalf of each Seller, to execute and deliver this Agreement and any other documents necessary or desirable in connection with or contemplated thereby. Upon delivery to Purchaser at the Closing of the certificates representing the Shares owned by such Seller duly endorsed in blank for transfer or with stock powers attached duly executed in blank, against delivery of the purchase price therefor, good and marketable title thereto shall be transferred to Purchaser, free and clear of any and all Claims.

          Section 2.3     Authority of the Sellers. Each Seller has full right, authority, power and, in the case of Sellers who are individuals, legal capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Seller pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, including but not limited to the Power of Attorney (the "Acquisition Documents"). The execution, delivery and performance by each Seller which is not an individual of the Acquisition Documents have been duly authorized by all necessary actions of such Seller and no other action on the part of such Seller is required in connection therewith. The Acquisition Documents to be executed and delivered by each Seller pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Seller enforceable in accordance with their respective terms. The execution, delivery and performance by any Seller of the Acquisition Documents:

               (a)     assuming the accuracy of Purchaser's representations set forth in this Agreement, do not and will not violate or contravene any laws of the United States, or any state or other jurisdiction applicable to such Seller or require such Seller to obtain any approval, consent or waiver of, or to make any filing with, any Person (governmental or otherwise) except as specifically set forth in Schedule 2.3 hereto; and

               (b)     do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Seller is a party or by which the property of such Seller is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Seller or of Res-Care or of a subsidiary of Res-Care.

          Section 2.4     Absence of Litigation. There is no claim, action, proceeding or investigation pending, or to the best knowledge of each Seller, threatened against, relating to or affecting each Seller before any court, arbitrator or administrative governmental or regulatory authority or body, that if determined adversely to Seller, would materially impair the ability or the obligation of Seller to perform fully on a timely basis his obligations under this Agreement.

          Section 2.5     Seller's Knowledge. To the best of Seller's knowledge, neither Res-Care's annual report on 10-K for the fiscal year ended December 31, 2002, nor any subsequent reports filed by Res-Care pursuant to Sections 13(a), 14(a) or 15(d) of the Securities Act of 1934, as amended, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein in light of the circumstances under which they were made not misleading.

          Section 2.6     Access to Information. Each Seller acknowledges that Purchaser may have access to material non-public information concerning Res-Care that the Purchaser is prohibited from disclosing pursuant to the terms of a Confidentiality Agreement with Res-Care.

          Section 2.7     No Material Adverse Effect. To the best of each Seller's knowledge since the date of Res-Care's most recent audited balance sheet included in its SEC Reports, no event has occurred, which individually or in the aggregate could reasonably be expected to have a material adverse effect on Res-Care, its business, operations, properties, assets, liabilities or prospects.

Section 2.8 Finder's Fees. No Seller has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          Section 3.1     Making of Representations and Warranties. As a material inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby makes to each of the Sellers the representations and warranties contained in this Article III.

          Section 3.2     Organization and Company Power. Each Purchaser is organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has power and authority to enter into this Agreement and each agreement, document and instrument to be entered into by it pursuant to or as contemplated by the Agreement and to carry out the transactions contemplated hereby and thereby.

          Section 3.3     Authority. All necessary action has been taken by each Purchaser to authorize the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by each Purchaser pursuant to this Agreement and no other company action on the part of such Purchaser is required in connection therewith. This Agreement and each such agreement, document and instrument constitute, or when executed and delivered by Purchaser will constitute, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms. The execution, delivery and performance by Purchaser of this Agreement and each such agreement, document and instrument:

(a) do not and will not violate any provisions of the organizational documents of the Purchaser;

               (b)     do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, order, writ, judgment, injunction, decree, determination or arbitration award to which the Purchaser is a party or by which the property of the Purchaser bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any property or asset owned by the Purchaser.

          Section 3.4     Finder's Fees. Neither Purchaser nor any affiliate of Purchaser has incurred or become liable for any broker's or finder's fee relating or in connection with the transactions contemplated hereby.

          Section 3.5     Investment Intent. Purchaser will acquire the Shares for its own account for investment only and not with a view to, or any present intention of, effecting a distribution of all or any part thereof.

ARTICLE IV COVENANTS OF THE SELLERS

          Section 4.1     Consents and Approvals. Each of the Sellers agrees to use his, her or its best efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of the Sellers under this Agreement, including, without limitation, the consents and authorizations described in Schedule 2.3(a) hereto.

          Section 4.2     Breach of Representations and Warranties. Promptly upon the later of (i) the occurrence of, or (ii) any Seller becoming aware of, the occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known prior to the date hereof, of any of the representations and warranties of such Seller contained in or referred to in this Agreement, such Seller shall give detailed written notice thereof to the other parties hereto and such Seller shall use his best efforts to prevent or promptly remedy the same.

          Section 4.3     Acquisition Proposals. Unless and until this Agreement shall have been terminated pursuant to Article VII hereof, no Seller shall, directly or indirectly, unless required to satisfy his fiduciary duty as a director or officer of Res-Care, (a) take any action to solicit, initiate submission of, or encourage, proposals or offers from any Person relating to any acquisition or purchase of all or a portion of the Shares or any assets of, or any equity interest in, Res-Care or any subsidiary of Res-Care, any merger or business combination with Res-Care or any subsidiary of Res-Care, any public or private offering of shares of the capital stock of Res-Care or any subsidiary of Res-Care, or any other acquisition, transaction or financing involving Res-Care or any subsidiary of Res-Care (an "Acquisition Proposal"), (b) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person other than Purchaser and its affiliates and representatives, (c) furnish any information or afford access to the properties, books or records of Res-Care or any subsidiary of Res-Care to any Person who may consider making or has made an offer with respect to an Acquisition Proposal other than Purchaser and its affiliates and representatives, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person other than Purchaser and its affiliates and representatives, to do any of the foregoing. The Sellers will promptly notify Purchaser upon receipt of any offer or indication that any Person is considering making an offer with respect to an Acquisition Proposal or any request for information relative to Res-Care or any subsidiary of Res-Care or for access to the properties, books and records of Res-Care or any subsidiary of Res-Care, and will keep Purchaser fully informed of the status and details of any such offer, indication or request.

          Section 4.4     No Sales of Sellers' Shares. Unless and until this Agreement shall have been terminated pursuant to Article VII hereof, none of the Sellers shall sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any shares of capital stock of Res-Care (including options in respect thereof) owned beneficially or of record by such Seller, nor grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner such shares of capital stock of Res-Care; provided that a transfer to the executor or administrator of a Seller upon the death of such Seller shall not be deemed prohibited by this Section 4.4 as long as such executor or administrator on behalf of the estate of such Seller shall be bound by all of the provisions of this Agreement to the same extent as the deceased Seller.

          Section 4.5     Voting Agreement. Each Seller agrees that at any time prior to termination of this Agreement, he, she or it will vote all Seller Shares (as hereinafter defined ) on matters as to which the Seller is entitled to vote at any annual, special or other meeting of the shareholders of Res-Care, and at any adjournment or adjournments thereof, or by written consent without a meeting, with respect to all Seller Shares, as follows: (a) in favor of approval of the this Agreement and the Preferred Stock Purchase Agreement, the terms thereof and each of the other transactions contemplated by the Preferred Stock Purchase Agreement; and (b) against any action or agreement (other than the Preferred Stock Purchase Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the preferred stock acquisition. For purposes of this Section 4.5, "Seller Shares" shall mean all shares of capital stock of Res-Care beneficially owned by such Seller as of the date hereof, or beneficially owned by such Seller at any time hereafter (including, without limitation, by way of exercise of options or by way or dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise)

ARTICLE V Covenants of the PURCHASER

Consents and Approvals. The Purchaser will use its best efforts to obtain prior to the Closing all necessary consents and approvals to the performance of its obligations under this Agreement.

ARTICLE VI CONDITIONS TO CLOSING

          Section 6.1     Conditions to the Obligations of the Purchaser. The obligation of Purchaser to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

               (a)     Representations; Warranties; Covenants. Each of the representations and warranties of the Sellers made pursuant to this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall be deemed to have been made as of the Closing Date); the Sellers shall, on or before the Closing Date, have performed and satisfied all of their covenants and agreements set forth herein which by the terms hereof are to be performed and satisfied on or before the Closing Date; and the Sellers shall have delivered to Purchaser a certificate signed by or on behalf of each of them and dated as of the Closing Date certifying to the foregoing effect.

               (b)     Opinion of Counsel and Other Documents. On the Closing Date, the Purchaser shall have received (i) an opinion of counsel for the Sellers, dated as of the Closing to and addressed to Purchaser, substantially in the form of Schedule 5.1(b) hereto, and (ii) such other certificates and documents as counsel for Purchaser shall have reasonably requested at least two business days prior to the Closing Date.

               (c)     No Actions or Proceedings. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of the Purchaser make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

               (d)     Approvals and Consents. Sellers shall have made all filings with and notifications to governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement and the performance by them of the transactions contemplated hereby, and the Sellers shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonable satisfactory to Purchaser, from all third parties.

(e) Deliveries. The Sellers shall have delivered or entered into the documents and instruments contemplated by Section 2.2 in form and substance satisfactory to Purchaser and its counsel.

               (f)     Preferred Stock Acquisition Conditions Satisfied. All conditions to Purchaser's obligations under the Preferred Stock Purchase Agreement shall have been satisfied or waived by Purchaser in accordance with the terms thereof, including without limitation prior approval of the independent members of Board of Directors of Res-Care in accordance with the requirements of KRS 271B.12-210.

(g) Shareholder Voting Agreement. All conditions to the Shareholder Voting Agreement by and between Purchaser and Ronald G. Geary dated as of this date, shall have been satisfied.

               (h)     No Material Adverse Effect. Since the date hereof, no event or development shall have occurred (or failed to occurr) and there shall be no circumstance and the Purchaser shall not have become aware of any previously existing circumstance, that individually or in the aggregate has had or would reasonably be expected to have a material adverse change on or affecting the consummation of this transaction.

(i) Delivery of Shares. Sellers shall present for delivery and sale hereunder, 3,700,000 shares of common stock of Res-Care.

          Section 6.2     Conditions to the Obligations of the Sellers. The Sellers' obligations to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing Date, of the following conditions precedent:

               (a)     Representations; Warranties; Covenants. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall be deemed to have been made as of the Closing Date); Purchaser shall, on or before the Closing Date, have performed and satisfied all of its covenants and agreements set forth herein which by the terms hereof are to be performed and satisfied by the Purchaser on or before the Closing Date; and Purchaser shall have delivered to the Sellers a certificate signed on its behalf by its General Partner and dated as of the Closing Date certifying to the foregoing effect.

               (b)     No Actions or Proceedings. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement and which would in the reasonable judgment of the Sellers make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

               (c)     Approvals and Consents. Purchaser shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by it in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and Purchaser shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonable satisfactory to Sellers, from all third parties.

(d) Deliveries. Purchaser shall have deliveries or cause to have been delivered the consideration described in Section 1.2.

ARTICLE VII TERMINATION OF AGREEMENT

          Section 7.1     Termination. At any time prior to the Closing Date, this Agreement may be terminated (a) by mutual consent of the Sellers and Purchaser, (b) by either Purchaser or the Sellers if the Closing shall not have occurred on or before August 31, 2004 (unless the Preferred Stock Purchase Agreement is extended in accordance with its terms which will automatically extend the termination of this Agreement to coincide with that date in the Preferred Stock Purchase Agreement), (c) by the Sellers if the Purchaser fails to comply with any of its covenants and agreements contained herein in any material respect or if any of the representations and warranties of the Purchaser shall have been incorrect in any material respect when made or shall have ceased to be true and correct in all material respects, and (d) by the Purchaser if any of the Sellers fail(s) to comply with any of their covenants and agreements contained herein in any material respect or if any of the representations and warranties of the Sellers shall have been incorrect in any material respect when made or shall have ceased to be true and correct in all material respects. Notwithstanding anything herein to the contrary, the right to terminate this Agreement under Section 7.1(b) shall not be available to any party to the extent the failure of such party, respectively, to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date (as a result, for example, of an action or failure to act causing a failure of condition).

          Section 7.2     Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 7.1, provided, however, that (a) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein; and (b) any party may proceed as further set forth in Section 7.3 below.

          Section 7.3     Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 6.2 hereof have not been satisfied, Purchaser shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 6.3 hereof have not been satisfied, the Sellers shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

          Section 7.4     Termination Fee and Expenses. If a Seller's actions (or omission to act) results in the termination of this Agreement pursuant to the terms of this Agreement, such Seller shall be liable to Purchaser for a termination payment equal to three percent of the consideration received by such Seller pursuant to Section 1.2. In addition, if the Preferred Stock Purchase Agreement is terminated in accordance with Section 10.1(a)(v), as a result of accepting a Superior Proposal (as defined in such Agreement), each Seller shall pay Purchasers their pro rata share of three percent of the consideration each received in Section 1.2 herein as a termination payment.

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          Section 8.1     Survival of Representations and Warranties. The representations and warranties of the Sellers in Sections 2.2 (ownership), 2.3 (authority),and Section 2.6 (access to information) shall survive the Closing. All other representations and warranties of the Sellers in Section 2 shall expire upon the Closing of the purchase of the Shares.

ARTICLE IX INDEMNIFICATION.

          Section 9.1     Indemnification by the Sellers. Except as otherwise set forth herein, each Seller, severally on his own behalf but not jointly or on behalf of any other Seller and their respective successors, executors, administrators, estates, heirs and permitted assigns as contemplated by the Agreement, agree subsequent to the Closing to indemnify and hold harmless Purchaser and its affiliates and their respective officers, directors, employees and agents (individually, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against any Purchaser Indemnified Party (a "Loss" or "Losses") arising out of, based upon or in connection with:

               (a)     conditions, circumstances or occurrences which constitute or result in any breach of any representation or warranty made by the Sellers in Section 2.2 or Section 2.3 of this Agreement (collectively, "Purchaser Representation and Warranty Claims"); or

               (b)     any breach of any covenant or agreement made by any Seller in this Agreement or in any Schedule, exhibit, certificate, financial statement, agreement or other instrument delivered such Seller under or in connection with this Agreement.

ARTICLE X MISCELLANEOUS.

Section 10.1 Law Governing. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the Commonwealth of Kentucky.

          Section 10.2     Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt, as follows:

To Purchaser:	Onex Partners, LP c/o Onex Partners GP LP 712 Fifth Avenue, 40th Floor
New York, New York 10019
Attention: Robert M. LeBlanc, Managing Director

with a copy to:	Stites & Harbison PLLC
400 W. Market, Suite 1800
Louisville, Kentucky 40202
Attn: James C. Seiffert, Esq.

To the Sellers:

with a copy to:	C. Christopher Trower, Esq.
3159 Rilman Road NW
Atlanta, Georgia 30327-1503

or to such other address of which any party may notify the other parties as provided above.

Section 10.3 Prior Agreements Superseded. This Agreement supersedes all prior understandings and agreements among the parties relating to the subject matter hereof.

          Section 10.4     Assignability. This Agreement shall be assignable by Purchaser, in whole or in part, prior to the Closing only to an affiliate of Purchaser although no such assignment shall relieve the Purchaser of any liabilities or obligations under this Agreement, and otherwise this Agreement shall not be assignable by any party hereto without the consent of the other parties hereto. This Agreement (including without limitation the provisions of Article IX) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement.

          Section 10.5     Publicity and Disclosures. A joint initial press release shall be made at the time of execution of this Agreement and the Preferred Stock Purchase Agreement announcing that this Agreement and the Preferred Stock Purchase Agreement have been signed; such press release shall be in form and substance reasonably acceptable to the parties hereto. Thereafter, until the Closing Date, so long as this Agreement is in effect, none of the parties hereto nor any of their respective stockholders, subsidiaries, affiliates, officers, directors or employees shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, except to the extent disclosure is required by any applicable law or regulation or by any court or authorized administrative or governmental agency.

          Section 10.6     Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

          Section 10.7     Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

          Section 10.8     Certain Remedies; Severability. It is specifically understood and agreed that any breach of this Agreement by any of the parties hereto will result in irreparable injury to the parties, as applicable, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the aggrieved party shall be entitled to enforce the specific performance of this Agreement by the breaching party and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their right to recover such damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

          Section 10.9     Amendments; Waivers. This Agreement may not be amended or modified except by a writing duly and validly executed by each of the Sellers and Purchaser. Any party hereto may waive any covenant or condition intended for its benefit in its discretion, but delay on the part of any party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date set forth above.

PURCHASERS:

Onex Partners LP

ATTEST:
By: /s/ Robert M. LeBlanc
Name: Robert M. LeBlanc Title: Managing Director, Onex Partners GP LP

Onex American Holdings II, LLC

By: /s/ Robert M. LeBlanc
Name: Robert M. LeBlanc Title: Managing Director, Onex Partners GP LP

Onex U.S. Principals, LP

By: /s/ Robert M. LeBlanc
Name: Robert M. LeBlanc Title: Managing Director, Onex Partners GP LP

Res-Care Executive Investco, LLC

By: /s/ Robert M. LeBlanc
Name: Robert M. LeBlanc Title: Managing Director, Onex Partners GP LP

SELLERS:

/s/ Margaret H. Fornear
Margaret H. Fornear, Individually

/s/ Margaret H. Fornear
Margaret H. Fornear, as Attorney-in-Fact

/s/ James R. Fornear
James R. Fornear, individually

/s/ James R. Fornear
James R. Fornear, as attorney-in-fact

James R. Fornear and Margaret H. Fornear 1992 Irrevocable Life Insurance Trust

By:/s/ J. Z. Greenwell, Trustee
J. Zachary Greenwell, Trustee

James R. Fornear 1998 Special Trust

By:/s/ J. Z. Greenwell, Trustee
J. Zachary Greenwell, Trustee

/s/ Ronald G. Geary
Ronald G. Geary, individually

/s/ Ronald G. Geary
Ronald G. Geary, as attorney-in-fact

/s/ Spiro B. Mitsos

Spiro B. Mitsos

/s/ Patricia S. Mitsos
Patricia S. Mitsos

Guarantees

The undersigned hereby guarantees the performance by each of Onex American Holdings II, LLC, Onex U.S. Principals LP, Res-Care Executive Investco LLC of their respective obligations under this Agreement.

ONEX PARTNERS LP
By /s/ Robert M. LeBlanc
Robert M. LeBlancc, Managing Director,
Onex Partners GP LP

The undersigned hereby guarantees the performance by Onex Partners LP of its obligations under this Agreement and the guarantee by Onex Partners LP of the obligations of Onex American Holdings II, LLC, Onex U.S. Principals LP, Res-Care Executive Investco LLC under this Agreement.

ONEX CORPORATION
By: /s/ Robert M. LeBlanc
Title:

SCHEDULE 1.1
LIST OF SELLING SHAREHOLDERS

Shareholder		Certificate Nos.	Shares	Sales Proceeds

1.	Margaret H. Fornear		625,259	$

2.	James R. Fornear		990,894	$

3.	MHF Partners, L.P., by Margaret H. Fornear, General Partner		245,000

4.	MHF Holdings, L.P., by Margaret H. Fornear, General Partner		337,000

5.	JRF Partners, L.P., by James R. Fornear, General Partner		305,000

6.	JRF Holdings, L.P., by James R. Fornear, General Partner		422,000

7.	James R.Fornear and Margaret H. Fornear 1992 Irrevocable Life Insurance Trust, J. Zachary Greenwell, Trustee		98,887

8.	James R. Fornear 1998 Special Trust, J. Zachary Greenwell, Trustee		132,837

9.	Outland Ranch Preservation, Inc. by James R. Fornear, President		10,000

10.	James R. Fornear - Vested Options		14,850

	Fornear Additional Shares Required		18,273

	Subtotal -- Fornear		3,200,000

11.	Ronald G. Geary	76,000

12.	RVGRGG, L.L.C. by Ronald G. Geary, Member	93,000

13.	TTLRGG, L.L.C., by Ronald G. Geary, Member	38,000

14.	LGTRGG, L.L.C., by Ronald G. Geary, Member	93,000

	Subtotal -- Geary	300,000

15.	Spiro B. Mitsos and Patricia S. Mitsos, Joint Tenants with the Right of Survivorship	200,000

	Subtotal -- Mitsos	200,000

	TOTAL -- Selling Shareholder	3,700,000

Schedule 2.2

Adverse Claims